UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 6, 2017 (October 31, 2017)

QUANTA SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-13831	74-2851603
(Commission File No.)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 2600

Houston, Texas 77056

(Address of principal executive offices, including ZIP code)

(713) 629-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 31, 2017, Quanta Services, Inc. (the “Company”) entered into the Second Amendment (the “Amendment”) to Fourth Amended and Restated Credit Agreement among the Company and certain of the Company’s subsidiaries, as Borrowers, the Company’s U.S. subsidiaries party thereto, as Guarantors, the lenders party thereto, Bank of America, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers party thereto. The Amendment amends the Fourth Amended and Restated Credit Agreement, dated as of December 18, 2015, as amended, among such parties (as amended by the Amendment, the “Credit Agreement”).

The Amendment, among other things, extended the maturity date of the Company’s $1.810 billion senior secured revolving credit facility from December 18, 2020 to October 31, 2022 and modified the applicable rate for certain borrowings and letters of credit under the facility. Pursuant to the Amendment, amounts borrowed under the Credit Agreement in U.S. dollars will bear interest, at the Company’s option, at a rate equal to either (a) the Eurocurrency Rate (as defined in the Credit Agreement) plus 1.125% to 2.000%, as determined based on the Company’s Consolidated Leverage Ratio (as described below), or (b) the Base Rate (as described below) plus 0.125% to 1.000%, as determined based on the Company’s Consolidated Leverage Ratio. Amounts borrowed as revolving loans under the Credit Agreement in any currency other than U.S. dollars will bear interest at a rate equal to the Eurocurrency Rate plus 1.125% to 2.000%, as determined based on the Company’s Consolidated Leverage Ratio. Standby or commercial letters of credit issued under the Credit Agreement will be subject to a letter of credit fee of 1.125% to 2.000%, based on the Company’s Consolidated Leverage Ratio, and Performance Letters of Credit (as defined in the Credit Agreement) issued under the Credit Agreement in support of certain contractual obligations will be subject to a letter of credit fee of 0.675% to 1.150%, based on the Company’s Consolidated Leverage Ratio.

The Consolidated Leverage Ratio is the ratio of the Company’s total funded debt to Consolidated EBITDA (as defined in the Credit Agreement). For purposes of calculating the Consolidated Leverage Ratio, total funded debt is reduced by available cash and Cash Equivalents (as defined in the Credit Agreement) in excess of $25.0 million. The Base Rate equals the highest of (i) the Federal Funds Rate (as defined in the Credit Agreement) plus 1/2 of 1%, (ii) Bank of America’s prime rate and (iii) the Eurocurrency Rate plus 1.00%.

As of the closing of the Amendment on October 31, 2017, the Company had approximately $384.9 million of outstanding letters of credit and bank guarantees issued under the Credit Agreement and $685.0 million of outstanding revolving loans. The remaining $740.1 million commitment was available for revolving loans or issuing new letters of credit and bank guarantees.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and JPMorgan Chase Bank, which acted as Arrangers (as defined in the Credit Agreement) for the Amendment, and some of the other lenders under the Credit Agreement and their respective affiliates, have provided financial advisory and investment banking services to the Company and its subsidiaries for which they have received customary fees.

The foregoing description of the Amendment is qualified in its entirety by reference to the complete text of the Amendment and the Credit Agreement, copies of which are included as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1*	Second Amendment to Fourth Amended and Restated Credit Agreement, dated as of October 31, 2017, among Quanta Services, Inc. and certain subsidiaries of Quanta Services, Inc., as Borrowers, certain subsidiaries of Quanta Services, Inc. identified therein as Guarantors, the lenders party thereto, Bank of America, N.A., as Administrative Agent, and the Swing Line Lenders and L/C Issuers party thereto

10.2	Fourth Amended and Restated Credit Agreement, dated as of December 18, 2015, among Quanta Services, Inc. and certain subsidiaries of Quanta Services, Inc., as Borrowers, certain subsidiaries of Quanta Services, Inc. identified therein as Guarantors, Bank of America, N.A., as Administrative Agent, Domestic Swing Line Lender and an L/C Issuer, and the other Lenders party thereto (previously filed as Exhibit 99.1 to the Company’s Form 8-K (No. 001-13831) filed December 23, 2015 and incorporated herein by reference)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 6, 2017	QUANTA SERVICES, INC.

	By:	/s/ Donald C. Wayne
Name: Donald C. Wayne Title: Executive Vice President and General Counsel